UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 17, 2013

GLOWPOINT, INC.
(Exact name of registrant as specified in its charter)

Delaware	25940	77-0312442
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

1776 Lincoln Avenue, Suite 1300 Denver, Colorado		80203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (866) 456-9764

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

112826566.2

Item 1.01    Entry Into a Material Definitive Agreement.

On October 17, 2013, Glowpoint, Inc. (the “Company”) entered into a Loan Agreement (the “Loan Agreement”) by and among the Company and its subsidiaries, as borrowers, and Main Street Capital Corporation, as lender and as administrative agent and collateral agent for itself and the other lenders from time to time party thereto. The Loan Agreement provides for an $11,000,000 senior secured term loan facility and a $2,000,000 senior secured revolving loan facility. At closing, the Company borrowed approximately $9.0 million under the term loan and $0.2 million on the revolving loan facility. The proceeds of the $9.0 million term loan were used to repay existing term loans, in addition to facility fees and expenses. Monthly interest payments and quarterly principal payments based on a percentage of Excess Cash Flow (as defined in the Loan Agreement) are owed under the Loan Agreement. All borrowings under the Loan Agreement mature on October 17, 2018, unless sooner terminated as provided in the Loan Agreement.

The Loan Agreement provides that term loan borrowings bear interest at 12% and revolving loan borrowings bear interest at 8%. The borrowers may prepay borrowings under the Loan Agreement at any time without premium or penalty, subject to certain notice and minimum prepayment requirements.

The obligations of the borrowers under the Loan Agreement are secured by substantially all of the assets of the borrowers, including all of their intellectual property, equity interests in subsidiaries, equipment and other personal property.

The Loan Agreement contains standard representations, warranties and covenants for a transaction of its nature, including, among other things, covenants relating to (i) financial reporting and notification, (ii) payment of obligations, (iii) compliance with applicable laws and (iv) notification of certain events. The Loan Agreement also contains various covenants and restrictive provisions which may, among other things, limit the borrowers’ ability to sell assets, incur additional indebtedness, make investments or loans and create liens.

The Loan Agreement also contains financial covenants, including a fixed charge coverage ratio covenant and a debt to EBITDA ratio covenant.

The Loan Agreement contains events of default customary for similar financings with corresponding grace periods, including failure to pay any principal or interest when due, failure to perform or observe covenants, breaches of representations and warranties, certain cross defaults, certain bankruptcy related events, monetary judgment defaults and a change in control. Upon the occurrence of an event of default, the outstanding obligations under the Loan Agreement may be accelerated and become immediately due and payable.

The summary description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement. A copy of the Loan Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 concerning the Loan Agreement is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.	Description
10.1
Loan Agreement dated October 17, 2013 by and among Glowpoint, Inc. and its subsidiaries and Main Street Capital Corporation, as administrative agent and collateral agent for itself and the other lenders from time to time party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2013

GLOWPOINT, INC.

	By:	/s/ Peter J. Holst
Peter J. Holst
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Loan Agreement dated October 17, 2013 by and among Glowpoint, Inc. and its subsidiaries and Main Street Capital Corporation, as administrative agent and collateral agent for itself and the other lenders from time to time party thereto.